Exhibit 99.2
CRH Medical Corporation Announces Voting Results of Shareholders Meeting

VANCOUVER, June 13, 2019 – CRH Medical Corporation (the “Company”) (TSX: CRH) (NYSE MKT: CRHM), announces the following voting results for the Company’s 2019 Annual Meeting of Shareholders held today (the “Meeting”). At the Meeting, the nominees listed in the Company’s management proxy circular were elected as directors and KPMG LLP was appointed as auditor of the Company for the coming year.
A total of 47,049,469 common shares of the 71,471,888 common shares outstanding were voted at the Meeting, representing approximately 65.83% of the issued and outstanding common shares of the Company. Detailed results of the vote for the election of directors are set out below:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Dr. Anthony Holler	37,898,459	98.93%	411,314	1.07%
Dr. David Johnson	38,208,923	99.74%	100,850	0.26%
Todd Patrick	36,036,238	94.07%	2,273,535	5.93%
Ian Webb	34,207,027	89.29%	4,102,746	10.71%
Dr. Tushar Ramani	38,234,053	99.80%	75,720	0.20%

In addition, KPMG LLP was appointed auditor of the Company for the upcoming year, by a show of hands.
About CRH Medical Corporation:
CRH Medical Corporation is North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 22 anesthesia acquisitions. CRH now serves 50 ambulatory surgical centers in 11 states and performs approximately 324,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.
For more information, please contact:
CRH Medical Corporation
Richard Bear, Chief Financial Officer
425-658-0151
rbear@crhmedcorp.com
http://investors.crhsystem.com/